SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

The Active Network, Inc.
(Name of Issuer)

Common Stock, $0.001 Par Value
(Title of Class of Securities)

          00506D100
(CUSIP Number)

                        December 31, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐           Rule 13d-1(b)

☐           Rule 13d-1(c)

☒           Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No. 00506D100	Schedule 13G	Page 2 of 20 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): ABS Ventures VI, L.L.C. (“ABS VI LLC”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 1,000,000 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 1,000,000 shares
WITH	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%*
12	TYPE OF REPORTING PERSON OO
* The foregoing percentage is calculated based on 60,565,972 shares of Common Stock of the Issuer, reported to be outstanding as of October 29, 2012 in the Issuer’s September 30, 2012 Quarterly Report filed on Form 10-Q.

CUSIP No. 00506D100	Schedule 13G	Page 3 of 20 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): ABS Ventures VI, L.P. (“ABS VI LP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,000,000 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,000,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%*
12	TYPE OF REPORTING PERSON PN
* The foregoing percentage is calculated based on 60,565,972 shares of Common Stock of the Issuer, reported to be outstanding as of October 29, 2012 in the Issuer’s September 30, 2012 Quarterly Report filed on Form 10-Q.

CUSIP No. 00506D100	Schedule 13G	Page 4 of 20 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Calvert Capital IV, L.L.C. (“CC IV LLC”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,000,000 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,000,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%*
12	TYPE OF REPORTING PERSON OO
* The foregoing percentage is calculated based on 60,565,972 shares of Common Stock of the Issuer, reported to be outstanding as of October 29, 2012 in the Issuer’s September 30, 2012 Quarterly Report filed on Form 10-Q.

CUSIP No. 00506D100	Schedule 13G	Page 5 of 20 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): ABS Ventures IX L.P. (“ABS IX”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 1,570,939 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 1,570,939 shares
WITH	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,570,939 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%*
12	TYPE OF REPORTING PERSON PN
* The foregoing percentage is calculated based on 60,565,972 shares of Common Stock of the Issuer, reported to be outstanding as of October 29, 2012 in the Issuer’s September 30, 2012 Quarterly Report filed on Form 10-Q.

CUSIP No. 00506D100	Schedule 13G	Page 6 of 20 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Calvert Capital V, L.L.C. (“CC V LLC”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,570,939 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,570,939 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,570,939 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%*
12	TYPE OF REPORTING PERSON OO
* The foregoing percentage is calculated based on 60,565,972 shares of Common Stock of the Issuer, reported to be outstanding as of October 29, 2012 in the Issuer’s September 30, 2012 Quarterly Report filed on Form 10-Q.

CUSIP No. 00506D100	Schedule 13G	Page 7 of 20 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): ABS Ventures IT L.P. (“ABS IT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 72,996 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 72,996 shares
WITH	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,996 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%*
12	TYPE OF REPORTING PERSON PN
* The foregoing percentage is calculated based on 60,565,972 shares of Common Stock of the Issuer, reported to be outstanding as of October 29, 2012 in the Issuer’s September 30, 2012 Quarterly Report filed on Form 10-Q.

CUSIP No. 00506D100	Schedule 13G	Page 8 of 20 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): ABS Ventures V, L.L.C. (“ABS V LLC”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 72,996 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 72,996 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,996 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%*
12	TYPE OF REPORTING PERSON OO
* The foregoing percentage is calculated based on 60,565,972 shares of Common Stock of the Issuer, reported to be outstanding as of October 29, 2012 in the Issuer’s September 30, 2012 Quarterly Report filed on Form 10-Q.

CUSIP No. 00506D100	Schedule 13G	Page 9 of 20 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Calvert Capital Management Company (“CCMC”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 72,996 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 72,996 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,996 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%*
12	TYPE OF REPORTING PERSON CO
* The foregoing percentage is calculated based on 60,565,972 shares of Common Stock of the Issuer, reported to be outstanding as of October 29, 2012 in the Issuer’s September 30, 2012 Quarterly Report filed on Form 10-Q.

CUSIP No. 00506D100	Schedule 13G	Page 10 of 20 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): ABS Investors LLC (“ABS Investors”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%*
12	TYPE OF REPORTING PERSON OO
* The foregoing percentage is calculated based on 60,565,972 shares of Common Stock of the Issuer, reported to be outstanding as of October 29, 2012 in the Issuer’s September 30, 2012 Quarterly Report filed on Form 10-Q.

CUSIP No. 00506D100	Schedule 13G	Page 11 of 20 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): The Bruns Grayson 2012 Family Trust (“BG 2012 FT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF	5	SOLE VOTING POWER 69,813 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 69,813 shares
WITH	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 69,813 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%*
12	TYPE OF REPORTING PERSON OO
* The foregoing percentage is calculated based on 60,565,972 shares of Common Stock of the Issuer, reported to be outstanding as of October 29, 2012 in the Issuer’s September 30, 2012 Quarterly Report filed on Form 10-Q.

CUSIP No. 00506D100	Schedule 13G	Page 12 of 20 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bruns H. Grayson (“Grayson”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF	5	SOLE VOTING POWER 158,575 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,713,748 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 158,575 shares
WITH	8	SHARED DISPOSITIVE POWER 2,713,748 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,872,323 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%*
12	TYPE OF REPORTING PERSON IN
* The foregoing percentage is calculated based on 60,565,972 shares of Common Stock of the Issuer, reported to be outstanding as of October 29, 2012 in the Issuer’s September 30, 2012 Quarterly Report filed on Form 10-Q.

CUSIP No. 00506D100	Schedule 13G	Page 13 of 20 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): R. William Burgess, Jr. (“Burgess”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF	5	SOLE VOTING POWER 66,039 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,643,935 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 66,039 shares
WITH	8	SHARED DISPOSITIVE POWER 2,643,935 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,709,974 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%*
12	TYPE OF REPORTING PERSON IN
* The foregoing percentage is calculated based on 60,565,972 shares of Common Stock of the Issuer, reported to be outstanding as of October 29, 2012 in the Issuer’s September 30, 2012 Quarterly Report filed on Form 10-Q.

CUSIP No. 00506D100	Schedule 13G	Page 14 of 20 Pages

ITEM 1(A).           NAME OF ISSUER:

The Active Network, Inc.

ITEM 1(B).           ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

10182 Telesis Court, Suite 100
San Diego, California 92121

ITEM 2(A).          NAME OF PERSON FILING:

ABS Ventures VI, L.L.C. (“ABS VI LLC”)
ABS Ventures VI, L.P. (“ABS VI LP”)
Calvert Capital IV, L.L.C. (“CC IV LLC”)
ABS Ventures IX L.P. (“ABS IX”)
Calvert Capital V, L.L.C. (“CC V LLC”)
ABS Ventures IT L.P. (“ABS IT”)
ABS Ventures V, L.L.C. (“ABS V LLC”)
Calvert Capital Management Company (“CCMC”)
ABS Investors LLC (“ABS Investors”)
The Bruns Grayson 2012 Family Trust (“BG 2012 FT”)
Bruns H. Grayson (“Grayson”)
R. William Burgess, Jr. (“Burgess”)
The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

ITEM 2(B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

ABS Ventures
950 Winter Street, Suite 2600
Waltham, MA  02451

ITEM 2(C).          CITIZENSHIP:

Grayson and Burgess are United States citizens.  ABS VI LP, ABS IX, and ABS IT are limited partnerships organized under the laws of the State of Delaware.  ABS VI LLC, CC IV LLC, CC V LLC, ABS V LLC and ABS Investors are limited liability companies organized under the laws of the State of Delaware.  CCMC is a corporation incorporated under the laws of the State of Delaware.

ITEM 2(D).          TITLE OF CLASS OF SECURITIES:

Common Stock, $0.001 par value per share.

ITEM 2(E).           CUSIP NUMBER:

00506D100

ITEM 3.                Not Applicable

ITEM 4.                OWNERSHIP

The following information with respect to the ownership of the ordinary shares of the issuer by the Reporting Persons filing this Statement is provided as of December 31, 2012:

CUSIP No. 00506D100	Schedule 13G	Page 14 of 20 Pages

(a)      Amount Beneficially Owned:

See Row 9 of cover page for each Reporting Person.

(b)      Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)      Number of shares as to which such person has:

(i)       Sole power to vote or to direct the vote:

   See Row 5 of cover page for each Reporting Person.

(ii)      Shared power to vote or to direct the vote:

   See Row 6 of cover page for each Reporting Person.

(iii)     Sole power to dispose or to direct the disposition of:

   See Row 7 of cover page for each Reporting Person.

(iv)    Shared power to dispose or to direct the disposition of:

   See Row 8 of cover page for each Reporting Person.

The Reporting Persons may be deemed members of a group within the meaning of Section 13(d), which in the aggregate may be deemed to beneficially own a total of 2,938,362 shares of Common Stock, consisting of 4.8% of the Issuer’s Common Stock.  In accordance with Rule 13d-4 under the Act, each of the Reporting Persons hereby declares that this Report shall not be construed to be an admission that each such Reporting Person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any of the shares of Common Stock covered by this report other than those held in his or its name.

The sole member of ABS VI LLC is ABS VI LP.  ABS VI LP’s general partner is CC IV LLC.  Grayson is the senior manager of CC IV LLC.  Grayson may be deemed to control ABS VI LLC by reason of such position.

The general partner of ABS IX is CC V LLC.  CC V LLC’s senior managers are Grayson and Burgess.  Grayson and Burgess may be deemed to control ABS IX by reason of such position.

The general partner of ABS IT is ABS V LLC.  ABS V LLC’s sole member is CCMC.  CCMC is entirely owned by Grayson and Burgess.  Grayson and Burgess may be deemed to control ABS IT by reason of such ownership.

The senior manager of ABS Investors is Grayson.  He may be deemed to control AVS Investors by reason of such position.

Grayson is the trustee of the BG 2012 FT and may be deemed to control BG 2012 FT by reason of such position.

CUSIP No. 00506D100	Schedule 13G	Page 16 of 20 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.                NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.              CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 00506D100	Schedule 13G	Page 17 of 20 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:          February 13, 2013

ABS VENTURES VI, L.L.C.
By: ABS Ventures VI Liquidating Trust, its successor in interest
By: Calvert Capital Management Company, its trustee

By:   /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: President

ABS VENTURES VI, L.P.
By: ABS Ventures VI Liquidating Trust, its successor in interest
By: Calvert Capital Management Company, its trustee

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: President

CALVERT CAPITAL VI, L.L.C.
By: ABS Ventures VI Liquidating Trust, its successor in interest
By: Calvert Capital Management Company, its trustee

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: president

ABS VENTURES IX L.P.
By: Calvert Capital V, L.L.C., its general partner

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: Manager

CALVERT CAPITAL V, L.L.C.

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: Manager

CUSIP No. 00506D100	Schedule 13G	Page 18 of 20 Pages

ABS VENTURES IT L.P.
By: ABS Ventures V, L.L.C., its general partner
By: Calvert Capital Management Company, its sole member

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: President

ABS VENTURES V, L.L.C.
By: Calvert Capital Management Company, its sole member

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: President

CALVERT CAPITAL MANAGEMENT COMPANY

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: President

ABS INVESTORS, L.L.C.

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: Manager

THE BRUNS GRAYSON 2012 FAMILY TRUST

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: Trustee

BRUNS H. GRAYSON

  /s/ Bruns H. Grayson
Bruns H. Grayson

R. WILLIAM BURGESS, JR.

  /s/ R. William Burgess, Jr.
R. William Burgess, Jr.

CUSIP No. 00506D100	Schedule 13G	Page 19 of 20 Pages

EXHIBIT I

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of The Active Network, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:   February 13, 2013

ABS VENTURES VI, L.L.C.
By: ABS Ventures VI Liquidating Trust, its successor in interest
By: Calvert Capital Management Company, its trustee

By:   /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: President

ABS VENTURES VI, L.P.
By: ABS Ventures VI Liquidating Trust, its successor in interest
By: Calvert Capital Management Company, its trustee

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: President

CALVERT CAPITAL VI, L.L.C.
By: ABS Ventures VI Liquidating Trust, its successor in interest
By: Calvert Capital Management Company, its trustee

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: President

ABS VENTURES IX L.P.
By: Calvert Capital V, L.L.C., its general partner

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: Manager

CUSIP No. 00506D100	Schedule 13G	Page 20 of 20 Pages

CALVERT CAPITAL V, L.L.C.

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: Manager

ABS VENTURES IT L.P.
By: ABS Ventures V, L.L.C., its general partner
By: Calvert Capital Management Company, its sole member

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: President

ABS VENTURES V, L.L.C.
By: Calvert Capital Management Company, its sole member

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: President

CALVERT CAPITAL MANAGEMENT COMPANY

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: President

ABS INVESTORS, L.L.C.

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: Manager

THE BRUNS GRAYSON 2012 FAMILY TRUST

By:  /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: Trustee

BRUNS H. GRAYSON

  /s/ Bruns H. Grayson
Bruns H. Grayson

R. WILLIAM BURGESS, JR.

  /s/ R. William Burgess, Jr.
R. William Burgess, Jr.